                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (AMENDMENT NO. )1

                            REPTRON ELECTRONICS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    76026W208
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  June 14, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)
                                 --------------

Check the  appropriate box to designate the rule pursuant to which this Schedule is filed:

            /  /    Rule 13d-1(b)

            /x/     Rule 13d-1(c)

            /  /    Rule 13d-1(d)

---------------
1           The remainder of this cover page shall be filled out for a reporting person's  initial  filing on this  form with  respect  to the  subject  class of securities,  and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

            The  information  required in the remainder of this cover page shall not be deemed to be "filed"  for the  purpose  of  Section 18 of the  Securities
Exchange Act of 1934 or otherwise  subject to the liabilities of that section of the Act but shall be subject to all other  provisions of the Act  (however,  see the Notes).

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CUSIP No. 76026W208                   13G                      Page 2 of 9 Pages
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================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                                      Couchman Partners, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    British Virgin Islands
--------------------------------------------------------------------------------
   NUMBER OF       5      SOLE VOTING POWER
    SHARES
 BENEFICIALLY                   386,500 shares
   OWNED BY
     EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   6      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                                386,500 shares
               -----------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                                 0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
               REPORTING PERSON

                    386,500 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    7.7%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP No. 76026W208                   13G                      Page 3 of 9 Pages
--------------------                                         -------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S.  IDENTIFICATION  NO.  OF ABOVE  PERSONS (ENTITIES ONLY)

                                       Couchman Capital LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
--------------------------------------------------------------------------------
   NUMBER OF       5      SOLE VOTING POWER
    SHARES
 BENEFICIALLY                   386,500 shares
   OWNED BY
     EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   6      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                                386,500 shares
               -----------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                                 0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
               REPORTING PERSON

                    386,500 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    7.7%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                         -------------------
CUSIP No. 76026W208                   13G                      Page 4 of 9 Pages
--------------------                                         -------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION  NO. OF ABOVE PERSONS (ENTITIES ONLY)

                                       Jonathan Couchman
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
   NUMBER OF       5      SOLE VOTING POWER
    SHARES
 BENEFICIALLY                   386,500 shares
   OWNED BY
     EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   6      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                                386,500 shares
               -----------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                                 0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
               REPORTING PERSON

                    386,500 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                             /  /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    7.7%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                         -------------------
CUSIP No. 76026W208                   13G                      Page 5 of 9 Pages
--------------------                                         -------------------

Item 1(a).   Name of Issuer:

             Reptron Electronics, Inc.

Item 1(b).   Address of Issuer's Principal Executive Offices:

             13700 Reptron Boulevard
             Tampa, Florida 33626

Item 2(a).   Name of Person Filing:

             This statement is jointly filed by Couchman Partners,  L.P. ("CP"),
             Couchman Capital LLC ("CC"),  and Jonathan Couchman  (together with
             CP and CC, the "Reporting  Persons").  Because Jonathan Couchman is
             the sole member of the Management Board of CC, which in turn is the general  partner  of CP,  the  Reporting  Persons  may  be  deemed, pursuant to Rule 13d-3 of the  Securities  Exchange Act of 1934, as
             amended (the "Act"),  to be the beneficial  owners of all shares of
             Common  Stock of the Issuer held by CP. The  Reporting  Persons are filing this joint  statement,  as they may be  considered a "group"
             under  Section  13(d)(3) of the Act.  However,  neither the fact of this filing nor anything  contained herein shall be deemed to be an admission by the Reporting Persons that such a group exists.

Item 2(b).   Address of Principal Business Office or, if None, Residence:

             The  principal  business  address of CP is c/o Hedge Fund  Services
             (BVI) Limited,  James Frett Building,  PO Box 761,  Wickhams Cay 1,
             Road Town, Tortola,  British Virgin Islands. The principal business address of CC and Mr. Couchman is 800 Third Avenue, 31st Floor, New
             York, New York 10022.

Item 2(c).   Citizenship:

             CP  is a  British  Virgin  Islands  limited  partnership.  CC  is a
             Delaware limited liability company.  Jonathan Couchman is a citizen of the United States of America.

Item 2(d).   Title of Class of Securities:

             Common Stock, par value $0.01 per share

Item 2(e).   CUSIP Number:

             76026W208

Item 3.      If this Statement is Filed  Pursuant to Rule 13d-1(b),  or 13d-2(b)
             or (c), Check Whether the Person Filing is a:

             /X/   Not Applicable

--------------------                                         -------------------
CUSIP No. 76026W208                   13G                      Page 6 of 9 Pages
--------------------                                         -------------------

      (a)   /  /   Broker or dealer  registered under Section 15 of the Exchange
                   Act.

      (b)   / /    Bank as defined in Section 3(a)(6) of the Exchange Act.

      (c)   / /    Insurance  company  as defined  in  Section  3(a)(19)  of the
                   Exchange Act.

      (d)   /  /   Investment   company   registered  under  Section  8  of  the
                   Investment Company Act.

      (e)   / /    An    investment    adviser   in    accordance    with   Rule
                   13d-1(b)(1)(ii)(E).

      (f)  / /     An employee benefit plan or endowment fund in accordance with
                   Rule 13d-1(b)(1)(ii)(F).

      (g)  / /     A parent holding company or control person in accordance with
                   Rule 13d-1(b)(1)(ii)(G).

      (h)  / /     A savings  association  as  defined  in  Section  3(b) of the
                   Federal Deposit Insurance Act.

      (i)  / /     A church  plan that is  excluded  from the  definition  of an investment  company under Section  3(c)(14) of the Investment
                   Company Act.

      (j)  / /     Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.    Ownership.

      (a)  Amount beneficially owned:

           386,500 shares*

      (b)  Percent of class:

           7.7% (based on 5,000,000 shares of Common Stock outstanding as of May
           13,  2005 as  reported  in the  Issuer's  Form  10-Q  filed  with the
           Securities and Exchange Commission on May 16, 2005).

      (c)  Number of shares as to which such person has:

      (i)  Sole power to vote or to direct the vote

           386,500 shares*

     (ii)  Shared power to vote or to direct the vote

           0 shares

--------------------                                         -------------------
CUSIP No. 76026W208                   13G                      Page 7 of 9 Pages
--------------------                                         -------------------

    (iii)  Sole power to dispose or to direct the disposition of

           386,500 shares*

     (iv)  Shared power to dispose or to direct the disposition of

           0 shares

     --------------------
     * Represents  shares held directly by CP. CC, as the general partner of CP, and Jonathan  Couchman,  as the sole member of the Management  Board of CC, may each be deemed to  beneficially  own the 386,500 shares of Common Stock of the Issuer held by CP.

Item 5.    Ownership of Five Percent or Less of a Class.

           If this  statement  is being  filed to report the fact that as of the date  hereof the  Reporting  Person  has ceased to be the  beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

           Not Applicable

Item 7.    Identification  and  Classification  of the Subsidiary Which Acquired
           the  Security  Being  Reported  on by the Parent  Holding  Company or
           Control Person.

           Not Applicable

Item 8.    Identification and Classification of Members of the Group.

           See Exhibit A.

Item 9.    Notice of Dissolution of Group.

           Not Applicable

Item 10.   Certifications.

           By signing  below I certify  that,  to the best of my  knowledge  and belief,  the  securities  referred to above were not acquired and are not held  for the  purpose  of or with  the  effect  of  changing  or influencing  the control of the Issuer of the securities and were not acquired and are not held in connection  with or as a participant  in any transaction having that purpose or effect.

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CUSIP No. 76026W208                   13G                      Page 8 of 9 Pages
--------------------                                         -------------------

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief,
I certify that the information set forth in this statement is true, complete and correct.

Dated: June 23, 2005                   COUCHMAN PARTNERS, L.P.

                                       By: Couchman Capital LLC,
                                           its general partner

                                       By: /s/ Jonathan Couchman
                                           -------------------------
                                           Jonathan Couchman
                                           Member of Management Board

                                       COUCHMAN CAPITAL LLC

                                       By: /s/ Jonathan Couchman
                                           -------------------------
                                           Jonathan Couchman
                                           Member of Management Board

                                       /s/ Jonathan Couchman
                                       -----------------------------------
                                       JONATHAN COUCHMAN

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CUSIP No. 76026W208                   13G                      Page 9 of 9 Pages
--------------------                                         -------------------

                                    EXHIBIT A

                             JOINT FILING AGREEMENT

            The  undersigned  hereby agree that the  Statement on Schedule  13G, dated June 23,  2005,  with  respect  to the  shares of Common  Stock of Reptron
Electronics, Inc. and any further amendments thereto executed by each and any of the undersigned shall be filed on behalf of each of the undersigned  pursuant to and in accordance with the provisions of Rule  13d-1(k)(1)  under the Securities
Exchange Act of 1934, as amended.

            This  Agreement  may be executed in separate  counterparts,  each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Dated: June 23, 2005                   COUCHMAN PARTNERS, L.P.

                                       By: Couchman Capital LLC,
                                           its general partner

                                       By: /s/ Jonathan Couchman
                                           -------------------------
                                           Jonathan Couchman
                                           Member of Management Board

                                       COUCHMAN CAPITAL LLC

                                       By: /s/ Jonathan Couchman
                                           -------------------------
                                           Jonathan Couchman
                                           Member of Management Board

                                       /s/ Jonathan Couchman
                                       -----------------------------------
                                       JONATHAN COUCHMAN